Exhibit 10.32

LETTER OF INTENT

(English Translation)

Shan Gao
742 Shengli Blvd., Kuancheng District
Changchun, Jilin Province
People’s Public of China

Re:           Proposed Acquisition of Changchun Retail Stores

The purpose of this letter (the “Letter”) is to set forth certain nonbinding understandings and certain binding agreements between JILIN PROVINCE YONGXIN CHAIN DRUGSTORE LTD. (“Party A”) and SHAN GAO, an individual (“Party B”) in connection with the matters described below.  This Letter supersedes and replaces, in its entirety, the Framework Agreement by and among the parties herein, dated July 18, 2010.

A.	NONBINDING PROVISIONS.

The following paragraphs in Section A of this Letter (collectively, the “Nonbinding Provisions”) reflect our mutual understanding of the matters described, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between Party A and Party B, and neither Party A nor Party B shall have any liability to the other party with respect to the Nonbinding Provisions until a fully integrated, definitive agreement (the “Definitive Agreement”), and other related documents, are prepared, authorized, executed and delivered by and between all parties.  If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

1.	Business to be Acquired. Party A and Party B agree that Party B shall transfer its ownership of the Changchun Pharmaceutical Distribution Center and its 13 retail stores (the “Business”) to Party A.

2.
Licenses and Permits.  Party B shall assist Party A with completion of all relevant procedures and license applications (including delivery license) in connection with Party A’s acquisition of the said Business. The acquisition shall be deemed complete when Party A receives all necessary licenses and permits.

3.
Representation and Warranties.  Party B and the shareholders of the Business represent and warrant, and will represent and warrant in the Definitive Agreement, that Party B holds complete and legally valid right title and interest in the Business, including the right to transfer and dispose of such Business, that the Business is not encumbered by any lien, mortgage, pledge, security or any third-party claim, and that the Business is not named in any lawsuit and is not subject to any potential lawsuit.  Party B further represents and will represent in the Definitive Agreement that the basic information regarding the retail stores and clinics that Party B has provided thus far to Party A is true and complete.  Party B represents and warrants, and will represent and warrant in the Definitive Agreement, that Party B has the complete and duly authorized use rights of the said Business and its properties and that after the transfer of ownership is complete, Party A will have assumed these rights and shall have secured the long-term leases of the properties of the Business.

4.
Assets and Liabilities.  Prior to the transfer of ownership of the said properties, the parties agree that Party B shall clear all cash from accounts and inventories from the Business.  Party B and Party B’s shareholders shall bear all debts incurred before the date of the closing of the acquisition. The parties shall confirm all debts incurred prior to the date of the closing of the acquisition.

5.	Purchase Price. The acquisition price shall be calculated based on the current asset value of the Business. The proposed acquisition price is RMB 22,920,000.

6.
No Termination.  Party B and the shareholders of the Business shall ensure that their current employees will not terminate employment with Party B prior to the completion of the transfer of ownership to Party A.

B.	BINDING PROVISIONS.

Upon execution by the parties of this Letter, the following numbered paragraphs of this Letter (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreement of the parties (in recognition of the significant costs to be borne by the parties in pursuing this proposed transaction and in consideration of their mutual undertakings as to the matters described herein).

1.         Nonbinding Provisions Not Enforceable.  The Nonbinding Provisions do not create or constitute any legally binding obligations between Party A and Party B, and neither Party A nor Party B shall have any liability to the other party with respect to the Nonbinding Provisions until a Definitive Agreement, if one is successfully negotiated, is executed and delivered by and between all parties.  If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no party to this Letter shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

2.         Definitive Agreement.  Party A and its counsel shall be responsible for preparing the initial draft of the Definitive Agreement.  Party A and Party B shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery on the earliest reasonably practicable date.  The Definitive Agreement shall not be binding on either party until and unless it shall have been approved by Party A’s board of directors.

3.         Capital Increase; Payment of Deposit.  Party A shall start the work on capital increase on a date which is mutually acceptable to Party A and Party B.   Party B shall pay a deposit of RMB 1,000,000 (“Deposit”).  Such Deposit shall be applied toward Party A’s obligations to Party B under the Definitive Agreement, except that:

a.	If Party A fails to complete the payment of the acquisition price within six months from the payment date of the Deposit, Party A shall not be entitled to a refund of the Deposit.

b.
If Party A discovers any material omission or misrepresentation in the documents, data, or other materials provided by Party B, Party A shall have the right to unilaterally terminate this Letter and/or the Definitive Agreement and obtain a full refund of its Deposit.

The remainder of the acquisition price shall be paid by Party A in one payment within six months from the date of payment of the Deposit.  Upon payment of the Deposit, Party B will immediately cease discussions with any potential acquirer and shall not sell the Business to any third party.

4.         Access. Party B shall permit Party A complete access to the Business’ facilities, books and records, and those of its subsidiaries, during normal business hours and shall cause the directors, employees, accountants and other agents and representatives (collectively, “Representatives”) of the Business and its subsidiaries to cooperate fully with Party A and Party A’s Representatives in connection with its due diligence investigation of the Business and its assets, contracts, liabilities, operations, records and other aspects.

5.         Disclosure.  Except as and to the extent required by law, without the prior written consent of the other party, neither Party A nor Party B shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter.

6.         Confidentiality.  Each party to this Letter agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this Letter; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the transaction contemplated in this Letter.  In the event of a termination of this Letter for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party.  The obligation of confidentiality under this paragraph shall survive the termination of this Letter.

7.         Costs.  Party A and Party B shall each be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with the proposed transaction, including expenses of its Representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

8.         Termination.  This Letter shall expire if the proposed transaction described in this Letter does not close prior to the one year anniversary of the date of this Letter.

[Signature Page Follows]

If the terms of this Letter are acceptable to you, please sign below and return a copy to us.

Very truly yours,

Party A:	Jilin Province Yongxin Chain Drugstore Ltd.

	By:	/s/ Yongxin Liu

	Name:	Yongxin Liu

	Title:	Chief Executive Officer

Date: September 25, 2010

(Seal)

AGREED:

Party B:	/s/ Shan Gao
Shan Gao

Date: September 25, 2010